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                                                                    Exhibit 21.1


                    SUBSIDIARIES OF DIGITALNET HOLDINGS, INC.

DigitalNet, Inc., a Delaware corporation

DigitalNet Government Solutions, L.L.C., a wholly owned subsidiary of DigitalNet, Inc., a Delaware limited liability company

HFS GmbH, a wholly owned subsidiary of DigitalNet Government Solutions, L.L.C. and a limited liability company organized under the laws of Germany